Exhibit 99.2

Humana Trans Services Holding Corp. Signs Agreement with Jeff Raymond of Pylon Management to Advisory Board and Consulting Agreement

Friday, June 10, 2005

HANOVER, Md., June 10, 2005 -- Humana Trans Services Holding Corporation (Pink
Sheets: HTSC - News) (http://www.humanaservices.com), is pleased to announce that Jeff Raymond of Pylon Management, Inc., located in Manalapan, New Jersey has joined Humana's Management Advisory Committee and is to consult management in all phases of management of the Company, including, assessing current operations, assessing and overseeing all acquisitions and growth strategies, as well as streamlining all back-office operations into a central operation center in New jersey, that the Company is already seeking to accomplish.

Mr. Raymond's duties will also include assisting Humana to pursue its plans to focus solely on the Staffing and recruitment Industry, and aside from the previously stated duties, what Humana is most excited about, is Mr. Raymond's acquisition expertise and vision he has for our growth strategy. In addition, Mr. Raymond is currently in negotiations with two Northeast US based staffing and recruitment companies with combined revenues totaling approximately $20 million annually. Details of the potential acquisitions will be disclosed over the next several weeks if the acquisition plans proceed.

Currently, Mr. Raymond, through Pylon Management, is a consultant to senior management of large national staffing company with revenues of over $100 million. Mr. Raymond, through Pylon Management, also is a consultant to a couple of smaller staffing companies.

Ronald Shapss, Chairman of the Board stated, "We are extremely excited with the addition of Mr. Raymond to the Humana Trans Services team. His vision and expertise is vital and missing ingredient to the turnaround and upward strategy for our future."

About Humana Trans Services Holding Corporation

Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the Pink Sheets under the symbol "HTSC". The company is now attempting to enter the professional staffing industry, such as Accounting and Legal staff, engineers, architects and other professional areas.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

For more information contact:
Ron Shapps at (845) 368-3449


                                       1